Prospectus Supplement	File pursuant to Rule 424(b)(3)
(To prospectus dated May 28, 1996)	Registration No. 333-03205

16,980,415 Shares

Common Stock

        This prospectus supplement supplements our prospectus dated May 28, 1996. The prospectus relates to (i) the possible issuance of shares of our common stock if and to the extent holders of certain units of limited partner interest in The Mills Limited Partnership, of which we are the sole general partner, tender their units for redemption, and (ii) the possible offer and sale from time to time by persons identified, who may be our affiliates, of certain shares of our common stock, including shares of our common stock that they may acquire in redemption of their units. The units that may be tendered for redemption in exchange for shares of our common stock pursuant to the prospectus are referred to herein as the "covered units." You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented by the prospectus supplement dated July 11, 2003, which are to be delivered with this prospectus supplement.

        The table that lists the stockholders who may sell shares of common stock as it appears under the heading "Selling Stockholders" in the accompanying prospectus and the list of selling stockholders that appears in the prospectus supplement dated July 11, 2003 are hereby further amended and replaced in their entirety by the following selling stockholders table. The following table lists those holders of covered units and certain shares of our common stock who may be deemed our affiliates as of the date of this prospectus supplement. These holders may either sell the shares of common stock that they currently hold and/or redeem their covered units for shares of our common stock and sell such shares. This does not necessarily mean that (a) any of the covered units will be submitted for redemption or (b) any currently held shares of common stock or any of the shares of common stock that may be issued upon such redemption will be offered or sold by the recipient thereof. Also, upon any redemption, we may elect to pay cash for the units tendered rather than issue common stock.

Name	Number of Shares that may be Offered Hereby
Laurence C. Siegel(1)	868,954
Harry H. Nick(2)	235,721
Dietrich von Boetticher(3)	228,905
James C. Braithwaite(4)	268,779
Franz von Perfall(5)	168,517
East Coast Developments Limited Partnership(6)	506,600
Kan Am USA V Limited Partnership(7)	44,893
Kan Am USA VI Limited Partnership(8)	65,940
Kan Am USA VII Limited Partnership (9)	76,150
Kan Am USA VIII Limited Partnership (10)	207,822
Kan Am USA IX Limited Partnership (11	46,223
Kan Am USA X Limited Partnership(12)	162,288
Kan Am USA XI Limited Partnership(13)	1,108,053
Kan Am USA XII Limited Partnership(14)	1,228,759
Kan Am Realty, Inc.(15)	19,005
Kan Am US, Inc.(16)	30,992
Kan Am, Inc.(17)	6,999

(1)
Mr. Siegel is the Chairman of the Board and Chief Executive Officer. These shares consist of 351,242 shares of restricted common stock and 517,712 covered units.
(2)
Mr. Nick is a director. These shares consist of 139,785 shares of restricted common stock and 95,936 covered units.
(3)
Mr. von Boetticher is a Vice Chairman and director. He received all 228,905 covered units from Kan Am America Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(4)
Mr. Braithwaite is a director. He received distributions of a total of 278,779 covered units, of which (a) 85,318 were received from Kan Am Capital Limited Partnership, (b) 2,806 were received from East Coast Commons Limited Partnership, (c) 3,243 were received from Kan Am USA V Limited Partnership, (d) 48,962 were received from Kan Am USA VI Limited Partnership, (e) 10,422 were received from Kan Am USA VII Limited Partnership, (f) 3,385 were received from Kan Am USA VIII Limited Partnership, (g) 45,862 were received from Kan Am USA IX Limited Partnership, (h) 70,314 were received from Kan Am USA X Limited Partnership, and (i) 8,467 were received from Kan Am USA XI Limited Partnership. Since that time, Mr. Braithwaite has redeemed 10,000 covered units and sold all 10,000 shares of common stock that he received upon such redemption. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(5)
Mr. von Perfall is a director. He received distributions of a total of 168,517 covered units, of which (a) 56,879 were received from Kan Am Capital Limited Partnership, (b) 8,337 were received from Kan Am USA VII Limited Partnership, (c) 13,539 were received from Kan Am USA VIII Limited Partnership, (d) 30,575 were received from Kan Am USA IX Limited Partnership, (e) 46,875 were received from Kan Am USA X Limited Partnership and (f) 12,312 were received from Kan Am USA XI Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(6)
Since the date of the accompanying prospectus, East Coast Developments Limited Partnership has not distributed any of the units it owns.
(7)
Since the date of the accompanying prospectus, Kan Am USA V Limited Partnership has distributed a total of 171,444 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.

(8)
Since the date of the accompanying prospectus, Kan Am USA VI Limited Partnership has distributed a total of 3,200,356 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(9)
Since the date of the accompanying prospectus, Kan Am USA VII Limited Partnership has distributed a total of 480,037 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(10)
Since the date of the accompanying prospectus, Kan Am USA VIII Limited Partnership has distributed a total of 695,189 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(11)
Since the date of the accompanying prospectus, Kan Am USA IX Limited Partnership has distributed a total of 1,764,012 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(12)
Since the date of the accompanying prospectus, Kan Am USA X Limited Partnership has distributed a total of 2,919,511 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(13)
Since the date of the accompanying prospectus, Kan Am USA XI Limited Partnership has distributed a total of 123,117 covered units to its partners. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(14)
Since the date of the accompanying prospectus, Kan Am USA XII Limited Partnership has not distributed any of the units it owns.
(15)
Since the date of the accompanying prospectus, Kan Am Realty, Inc. has received a total of 19,005 covered units, of which (a) 973 were received from Kan Am USA V Limited Partnership, (b) 14,689 were received from Kan Am USA VI Limited Partnership, (c) 2,501 were received from Kan Am USA VII Limited Partnership, and (d) 842 were received from East Coast Commons Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(16)
Since the date of the accompanying prospectus, Kan Am US, Inc. has received a total of 30,992 covered units, of which (a) 4,062 were received from Kan Am USA VIII Limited Partnership, (b) 9,173 were received from Kan Am USA IX Limited Partnership, (c) 14,063 were received from Kan Am USA X Limited Partnership, and (d) 3,694 of which were received from Kan Am USA XI Limited Partnership. The indicated securities consist solely of covered units redeemable for Redemption Shares.
(17)
Since the date of the accompanying prospectus, Kan Am, Inc. has received a total of 6,999 covered units, of which (a) 81 were received from East Coast Commons Limited Partnership, (b) 94 were received from Kan Am USA V Limited Partnership, (c) 1,420 were received from Kan Am USA VI, (d) 2,449 were received from Kan Am USA, (e) 643 were received from Kan Am XI Limited Partnership and (f) 2,312 were received from Kan Am America Limited Partnership.

The date of this prospectus supplement is October 10, 2003.